Exhibit 5.1

Constellium SE Tupolevlaan 41 -61 1119 NW Schiphol-Rijk The Netherlands Subject to review of underlying documents and subject to internal review	Stibbe London B.V. 53 New Broad Street London EC2M 1JJ United Kingdom T +44 20 7151 09 21 www.stibbe.com Date 28 June 2019

Constellium SE – Amendment Registration Statement on Form S-8

Ladies and Gentlemen,

(1)

We have acted as legal counsel as to matters of Netherlands law to Constellium SE, successor registrant of Constellium N.V., with its corporate seat/registered office and headquarters in Schiphol-Rijk, the Netherlands (the “Company”) in connection with (i) the filing by the Company under the Securities Act of 1933, as amended, of a post-effective amendment No. 1 dated the date hereof (the “Amendment Form S-8”) to the registration statement on Form S-8 dated 25 October 2013 with file no. 333-225926 (as so amended, the “Registration Statement”) in relation to the registration of up to 5,292,291 ordinary shares class A of the Company (with nominal value €0.02 per share) (the “Shares”, and each a “Share”) that may be issued pursuant to the Constellium N.V. 2013 Equity Incentive Plan, with the United States Securities and Exchange Commission (the “SEC”) and (ii) an amendment No. 2 dated 28 June 2019 (the “Amendment Agreement”) to the Constellium N.V. 2013 Equity Incentive Plan (as so amended, the “Plan”).

This opinion is furnished to you in order to be filed as an exhibit to the Amendment Registration Statement to be filed by you with the SEC.

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Amendment Form S-8;

Stibbe London B.V. is a Dutch law firm registered with the Registrar of Companies for England and Wales under numbers FC025331 and BR007672 and with the Dutch Chamber of Commerce under number 34206454. Stibbe London B.V. is not regulated by the Solicitors Regulation Authority. Stibbe London B.V.’s attorneys, civil law notaries (including candidate and assigned civil law notaries) and tax advisers are registered with and bound by the professional rules and codes of conduct of their respective professional organisations in the Netherlands. Stibbe London B.V.’s attorneys who are registered with the Solicitors Regulation Authority as Registered European Lawyers are also bound by its professional rules and codes of conduct to the extent that they apply to Registered European Lawyers practising through an Exempt European Practice (as defined in the SRA Handbook 2011). Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe London B.V. This agreement is governed exclusively by Dutch law, with the exception of rules of Dutch private international law. All disputes shall be decided exclusively by the competent court in Amsterdam, the Netherlands, without prejudice to the right to appeal. The general conditions of Stibbe London B.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request. The compulsory insurance scheme of the Solicitors Regulation Authority does not apply to Stibbe London B.V. The attorneys, civil law notaries and tax advisers of Stibbe London B.V. are insured in accordance with the rules of their respective professional organisations under professional indemnity policies with a worldwide coverage. Hans Witteveen was admitted as a lawyer (‘advocaat’) in the Netherlands in 1994 and is a partner of Stibbe London B.V. He is regulated by the Solicitors Regulation Authority as a Registered European Lawyer.

(b)	the Registration Statement;

(c)	the Amendment Agreement;

(d)	the Plan;

(e)

the deed of incorporation of the Company dated 14 May 2010 and its articles of association (statuten) as lastly amended on 28 June 2019 pursuant to the Deed of Conversion (as defined below), which according to the Extract (as defined below) are the articles of association of the Company as currently in force;

(f)

a copy of the deed of conversion and amendment of the Company’s articles of association executed before P.H.N. Quist, civil law notary in Amsterdam, on 28 June 2019 and effective as of 28 June 2019 (by which deed, inter alia, Constellium N.V. has been converted from a public limited company (naamloze vennootschap) into a European public limited-liability company (Societas Europaea – SE)) (the “Deed of Conversion”);

(g)	an extract from the Commercial Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”); and

(h)

an extract of the minutes of the general meeting of the Company held on 27 June 2019 (the “Resolution”), inter alia, designating the board of directors of the Company as the authorised body to issue shares and grant rights to subscribe for shares of the Company (irrespective of the class of shares) and to exclude the statutory pre-emptive rights (voorkeursrechten) in respect thereof (the “Designation”).

(3)	The Amendment Form S-8, the Registration Statement, the Amendment Agreement, the Plan and the Resolution are collectively also referred to as the “Documents”.

References to the Civil Code, the Bankruptcy Act, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended.

(4)	In rendering this opinion we have assumed:

(a)

the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof remained, accurate and in full force and effect without modifications;

(2)

(b)

that the Amendment Agreement and the Plan constitute and will constitute legal, valid and binding obligations of the participants in the Plan and the Company, respectively, and is enforceable in accordance with its terms under all applicable laws;

(c)

that (a) the Designation, as renewed from time to time, will be in full force and effect (i) as at the date of granting of any rights to subscribe for the Shares under the Plan or, as the case may be, (ii) as at the date of issuance of any Shares under the Plan, and (b) any rights to subscribe for the Shares under the Plan have been validly granted;

(d)

that any Shares will be issued, paid and duly accepted (a) as contemplated in and in accordance with the Documents, (b) in accordance with any applicable law (including, without limitation, the laws of the Netherlands), (c) in accordance with the articles of association of the Company as in force at the date of issuance of such Shares and (d) with such terms so as not to violate any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue, offer, delivery and acceptance) and upon issue of each Share at least a consideration (in cash or in kind) will be paid to the Company on such Share with a value equal to the nominal amount thereof and any premium agreed upon;

(e)

that the Company has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by our online search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(f)

that none of the insolvency proceedings listed in Annex A, as amended, to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(g)	that each time a Share is issued, the authorised share capital (maatschappelijk kapitaal) of the Company is sufficient for such Share to be validly issued;

(h)

that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Company;

(i)	that the Resolution has not been annulled, revoked or rescinded and is in full force and effect as at the date hereof; and

(3)

(j)

that any issuance of Shares will not require the Company to publish a prospectus or equivalent document under the provisions of chapter 5.1 of the Financial Supervision Act, Article 3(2) of the Prospectus Directive or any similar provision under the Regulation (EU) 2017/1129 and the rules promulgated thereunder (as applicable), each as amended from time to time.

(5)

We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative rulings, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to (i) any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(6)

Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated, and is validly existing under the laws of the Netherlands as a European public limited-liability company (Societas Europaea – SE); and

(b)	the Shares, when duly issued and paid for in accordance with the Plan, will be validly issued by the Company and will be fully paid and non-assessable.

(7)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Company, or any other party (express or implied) under or by virtue of the Documents;

(b)

the opinions expressed above are limited by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions;

(c)

no opinion is given as to whether any legal act (rechtshandeling) performed by the Company in entering into the Documents or exercising its rights or performing its obligations thereunder is not contrary to the corporate interest of the Company for purposes of section 2:7 of the Civil Code in which case the relevant legal act of the Company might be held invalid and/or the obligations of the Company thereunder might be held unenforceable in whole or in part; and

(4)

(d)

the term “non-assessable” as used in this opinion is not a recognized legal term under Dutch law; in this opinion, the term “non-assessable” means that the Company does not have a statutory right to require the holder of a Share to pay to the Company any amount on such Share (by reason only of being a holder of such Share) in addition to the amount required to be paid for such Share to be fully paid, without prejudice – for the avoidance of doubt – to claims based on contract or tort.

(8)

In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe London B.V. (“Stibbe”) and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe’s professional insurance in the particular instance and any applicable deductible payable thereunder.

(9)

We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the SEC. We consent to the filing of this opinion letter as an exhibit to the Amendment Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. However, it may not be otherwise disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

Yours faithfully,

Stibbe London B.V.

Hans Witteveen

(5)